 SCHEDULE 14A
                  (Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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[ ] Preliminary Proxy Statement                                                                             [ ] Confidential, for Use of the Commission
                                                                                                                             Only (as permitted by Rule 14a-6(e)(2))

[X ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12

RUDDICK CORPORATION
(Name of Registrant as Specified In Its Charter)

RUDDICK CORPORATION
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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RUDDICK CORPORATION

Notice of Annual Meeting of Shareholders

To be held on
February 21, 2002

To our Shareholders:

           The Annual Meeting of the Shareholders of Ruddick Corporation will be held in the Auditorium, 12th Floor, Two Wachovia Center (formerly Two First Union Center), 301 S. Tryon Street, Charlotte, North Carolina, on Thursday, February 21, 2002, at 10:00 A.M., local time, for the following purposes:

1. To elect four directors of the Company for three-year terms; and
2. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.            Pursuant to the provisions of the North Carolina Business Corporation Act, December 14, 2001 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, and accordingly, only holders of the Company's Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

            You are cordially invited to attend the Annual Meeting. In the event you will be unable to attend, please sign, date and return the accompanying proxy promptly so that your shares may be represented and voted at the Annual Meeting. A return envelope is enclosed for your convenience.

            By order of the Board of Directors.

                                                                                  DOUGLAS J. YACENDA
                                                                                  Secretary

December 26, 2001

RUDDICK CORPORATION

Proxy Statement

Annual Meeting of Shareholders

to be held on
February 21, 2002

           The following statement, first mailed or delivered to shareholders on or about December 26, 2001, is furnished in connection with the solicitation by the Board of Directors of Ruddick Corporation (herein called the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Thursday, February 21, 2002, at 10:00 A.M., local time, in the Auditorium, 12th Floor, Two Wachovia Center (formerly Two First Union Center), 301 S. Tryon Street, Charlotte, North Carolina, and at any adjournment or adjournments thereof. The principal executive offices of the Company are located at 301 S. Tryon Street, Suite 1800, Charlotte, North Carolina 28202.

          The accompanying form of proxy is for use at the Annual Meeting if a shareholder will be unable to attend in person. The proxy may be revoked in writing by the person giving it at any time before it is exercised either by notice to the Corporate Secretary or by submitting a proxy having a later date, or it may be revoked by such person by appearing at the Annual Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. Where specifications are not made, proxies will be voted in favor of electing as directors of the Company the four persons named in this Proxy Statement, each to serve until the third annual meeting of shareholders following his election and will be voted in the discretion of the proxy holders on any other matters presented at the Annual Meeting.

          The entire cost of soliciting these proxies will be borne by the Company. In addition to the original solicitation of the proxies by mail, the Company may request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of the Company's Common Stock (the "Common Stock") and secure their voting instructions and will reimburse them for their reasonable expense in so doing. If necessary, the Company may also use one or more of its regular employees, who will not be specially compensated, to solicit proxies from the shareholders, either in person, by telephone or by special letter.

          Pursuant to the provisions of the North Carolina Business Corporation Act, December 14, 2001 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of the Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. On the record date, there were 46,371,919 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter expected to be presented at the Annual Meeting, including the election of directors.

PRINCIPAL SHAREHOLDERS

The following persons are known to the Company to be, as of October 31, 2001, the beneficial owners of more than five percent of the Common Stock. The nature of beneficial ownership of the shares included is presented in the notes following the table.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent Of Class
T. Rowe Price Trust Company........... Trustee of the Ruddick Employee Stock Ownership Plan(2) Post Office Box 89000 Baltimore, Maryland 21289	9,152,368	19.1%
Alan T. Dickson(3)............. 301 S. Tryon Street, Suite 1800 Charlotte, North Carolina 28202	3,630,150	7.6%
R. Stuart Dickson(4)..... 301 S. Tryon Street, Suite 1800 Charlotte, North Carolina 28202	2,794,138	5.8%

_________________

(1) "Beneficial Ownership," for purposes of the table, is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of such date.

(2) T. Rowe Price Trust Company, in its capacity as directed trustee, has sole investment power with respect to the number of shares indicated except under limited circumstances. T. Rowe Price Trust Company votes shares held by the Ruddick Employee Stock Ownership Plan (the "ESOP") that have been allocated to individual accounts in accordance with the participants' instructions, does not vote allocated shares as to which no instructions are received and votes the unallocated shares as directed by the fiduciary named under the ESOP.

(3) The amount shown includes 1,579,235 shares of Common Stock owned of record and beneficially by Alan T. Dickson or by certain trusts of which he is a trustee and beneficiary, as to which he has sole voting and investment power; 84,129 shares of Common Stock allocated to his ESOP account, as to which he has sole voting power but no investment power except under limited circumstances; 1,813,760 shares of Common Stock owned of record and beneficially by The Dickson Foundation, Inc., a charitable foundation, as to which he shares voting and investment power and which are also included in the table as being beneficially owned by R. Stuart Dickson; 64,730 shares of Common Stock held as trustee for his niece, as to which he has sole voting and investment power; and 88,296 shares of Common Stock held in an estate of which he is sole executor and a beneficiary.

(4) The amount shown includes 868,268 shares of Common Stock owned of record and beneficially by R. Stuart Dickson, as to which he has sole voting and investment power; 84,950 shares of Common Stock allocated to his ESOP account, as to which he has sole voting power but no investment power except under limited circumstances; 1,813,760 shares of Common Stock owned of record and beneficially by The Dickson Foundation, Inc., a charitable foundation, as to which he shares voting and investment power and which are also included in the table as being beneficially owned by Alan T. Dickson; and 27,160 shares of Common Stock owned of record and beneficially by his spouse, as to which she has sole voting and investment power and as to which he disclaims beneficial ownership.

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ELECTION OF DIRECTORS

          Under the Company's Bylaws, the Board of Directors of the Company shall consist of not less than nine nor more than thirteen members, which number shall be fixed and determined from time to time by resolution of the shareholders. The Bylaws further provide that the directors shall be divided into three classes having staggered three-year terms, so that the terms of approximately one-third of the directors will expire each year, and that any vacancies in the Board may be filled by a majority vote of the Board of Directors or by the shareholders. The number of directors is currently fixed at twelve.

          The terms of four of the directors expire at the Annual Meeting. The Board of Directors has nominated the four persons listed below to be elected as directors at the Annual Meeting, each for a term to expire in 2005. Each nominee currently is a member of the Board of Directors.

          It is intended that the persons named as proxies in the accompanying form of proxy will vote to elect as a director each of the four nominees listed below, each to serve until the 2005 annual meeting of shareholders or until his successor shall be elected and qualified to serve, in each case unless authority to so vote is withheld. Although the Board of Directors expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is intended that shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the persons named in the proxy. Directors will be elected by a plurality of the votes cast. Therefore, while votes withheld from director nominees (including abstentions and broker non-votes) will be counted for purposes of determining whether a quorum exists at the Annual Meeting, such votes withheld will not have the effect of a "negative" vote with respect to the election of directors. The Board of Directors unanimously recommends that the shareholders vote to elect all of the nominees as directors.

          Set forth below is the name of each nominee for election to the Board of Directors and each member of the Board of Directors whose term will not expire at the Annual Meeting, as well as each such person's age, his or her current principal occupation (which has continued for at least the past five years unless otherwise indicated) together with the name and principal business of the company by which such person is employed, the period during which such person has served as a director, all positions and offices that such person holds with the Company and such person's directorships in other companies with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or companies registered as an investment company under the Investment Company Act of 1940.

Nominees for Terms Expiring in 2005

      EDWIN B. BORDEN, JR., age 67, is the President and Chief Executive Officer of The Borden Manufacturing Company, a private textile management holding company. He has been a director of the Company since 1991 and also serves as a director of Progress Energy, Jefferson-Pilot Financial and Winston Hotels, Inc.

      R. STUART DICKSON, age 72, has been Chairman of the Executive Committee of the Company since February 1994. Prior to that time, he served as Chairman of the Board of the Company from 1968 until 1994. He has been a director of the Company since 1968 and also serves as a director of Textron, Inc. and Dimon Incorporated.

      HUGH L. MCCOLL, JR., age 66, has been the Chairman of McColl Partners LLC, an investment banking firm, since May 2001. Prior to that time, he served as the Chairman of the Board and Chief Executive Officer of Bank of America Corporation (formerly NationsBank Corporation), a bank holding company. Mr. McColl served as Chairman of the Board of Bank of America Corporation from 1983 until December 31, 1991, from December 31, 1992 until January 1997 and from October 1, 1998 until April 2001. He has been a director of the Company since 1978 and also serves as a director of Sonoco Products Company.

       ISAIAH TIDWELL, age 56, has been the Georgia Wealth Management Director and Executive Vice President of Wachovia Corporation since September 2001. Prior to that time, he served as the President,

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Georgia Banking of Wachovia Bank from July 1999 to September 2001, Executive Vice President in charge of Wachovia Bank's North Carolina Southern Region from 1995 to 1999 and as Southern Region executive from 1993 to 1995. Mr. Tidwell has been a director of the Company since 1999 and also serves as a director of Lance, Inc.

Continuing Directors with Terms Expiring in 2003

     JOHN R. BELK, age 42, has been President - Finance, Systems and Operations of Belk Inc., retail merchants, since May 1998. He has also served as President and Chief Operating Officer of Belk Stores Services Inc., since February 1997 and served as Senior Vice President of Belk Services, Inc., from February 1992 to February 1997. He has been a director of the Company since 1997 and also serves as a director of ALLTEL Corporation, Bank of America Corporation and Belk, Inc.

      THOMAS W. DICKSON, age 46, has been President of the Company since February 1997. Before his election as President, he served as Executive Vice President of the Company from February 1996 to February 1997. Prior to that time, from February 1994 to August 1996 he served as President of, and from February 1991 to February 1994 he served as Executive Vice President of, American & Efird, Inc., a wholly owned subsidiary of the Company engaged in the manufacture and distribution of sewing thread. He has been a director of the Company since 1997.

       JAMES E. S. HYNES, age 61, was the Chairman of the Board of Hynes Inc., a manufacturer's representative, from September 1986 until October 2000. He has been a director of the Company since 1983.

       HAROLD C. STOWE, age 55, has been President and Chief Executive Officer of Canal Holdings, LLC, a real estate and asset management company since October 2001. Prior to that time, he was the President and Chief Executive Officer of Canal Industries, Inc., a forest products company, from March 1997 until October 2001 and served as Co-President of Canal Industries, Inc. from 1996 until March 1997. Mr. Stowe has been a director of the Company since 1998 and also serves as a director of SCANA Corporation.

Continuing Directors with Terms Expiring in 2004

     JOHN W. COPELAND, age 66, is the President of Copeland Business Service, Inc., an investment management company. He served as President of the Company from February 1994 to February 1997, and prior to that time, he served as President of American & Efird, Inc. He has been a director of the Company since 1989.

      ALAN T. DICKSON, age 70, has been Chairman of the Board of the Company since February 1994. Prior to that time, he served as President of the Company. He has been a director of the Company since 1968 and also serves as a director of Lance, Inc., Sonoco Products Company and Bassett Furniture Industries, Inc.

      RODDEY DOWD, SR., age 69, is the Chairman of the Executive Committee of Charlotte Pipe & Foundry Company, a manufacturing firm. He has been a director of the Company since 1968.

     ANNA SPANGLER NELSON, age 39, has been President of C.D. Spangler Construction Co., a company involved in real estate and investment activities, since August 1997. Ms. Nelson has also served as a general partner of the Wakefield Group, a venture capital company, since 1988. She has been a director of the Company since 1998.

     Alan T. Dickson and R. Stuart Dickson are brothers, and Thomas W. Dickson is the son of R. Stuart Dickson and the nephew of Alan T. Dickson. No other director has a family relationship with any other executive officer, director or nominee for director of the Company as close as first cousin.

DIRECTORS' FEES AND ATTENDANCE

     The Company compensates each director who is not an employee of the Company or its subsidiaries in the amount of $18,000 per year for services as a director, plus $1,000 for each Board of Directors or committee meeting attended. Non-employee directors of the Company may defer the payment of the

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annual fee and regular board meeting fee to a future period pursuant to the Company's Director Deferral Plan. The deferred fees are converted into a number of shares of Common Stock with a fair market value equal to the value of the retainer or fees deferred, and the number of shares are then credited to the director's account (along with the amount of any dividends or stock distributions). The Company uses a non-qualified trust to purchase and hold Common Stock to satisfy the Company's obligation under the Director Deferral Plan, and the directors are general creditors of the Company in the event the Company becomes insolvent. Upon termination of service as a director or in the event of death, shares of Common Stock or cash, in the discretion of the Compensation and Special Stock Option Committee of the Board of Directors (the "Compensation Committee") will be distributed to the director or a designated beneficiary.

     Under the Company's 1995 Comprehensive Stock Option Plan (the "1995 Plan"), the Company automatically granted each non-employee director at the time the 1995 Plan was adopted a ten-year option to purchase 10,000 shares of Common Stock at an exercise price per share equal to the fair market value of the Common Stock on the date of grant of the option. In addition, under the 1995 Plan, the Company automatically grants a ten-year option to purchase 10,000 shares of Common Stock to each new non-employee director upon his or her initial election as director. These options are immediately vested, and the exercise price per share of these options is equal to the fair market value of the Common Stock on the date of the director's election. The Company's 2000 Comprehensive Stock Option and Award Plan contains a provision to continue such automatic option grants.

     In addition to the above compensation, the Company grants additional stock options to its non-employee directors from time to time. On November 16, 2000, each of John R. Belk, Edwin B. Borden, Jr., John W. Copeland, Roddey Dowd, Sr., James E. S. Hynes, Hugh L. McColl, Jr., Anna Spangler Nelson, Harold C. Stowe and Isaiah Tidwell, constituting all of the non-employee directors of the Company at that time, were granted options to purchase 1,000 shares of Common Stock at an exercise price of $12.4375 per share, the then fair market value of the Common Stock, pursuant to the Company's 1997 Comprehensive Stock Option and Award Plan (the "1997 Plan"). These options are immediately vested and expire on November 16, 2010.

     The Company also provides $100,000 of term life insurance coverage for each such non-employee director.

     The Board of Directors held four meetings during fiscal 2001. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of all committees of the Board of Directors on which they served during fiscal 2001, except for Isaiah Tidwell, who attended 71% of such aggregate number of meetings of the Board of Directors and its committees.

COMMITTEES OF THE BOARD

     The Company's Board of Directors has the following standing committees: (i) the Executive Committee, whose current members are R. Stuart Dickson, Alan T. Dickson, Thomas W. Dickson, Roddey Dowd, Sr. and Hugh L. McColl, Jr.; (ii) the Audit Committee, whose current members are John R. Belk, Anna Spangler Nelson, Harold C. Stowe and Isaiah Tidwell; (iii) the Compensation Committee, whose current members are Edwin B. Borden, Jr., James E. S. Hynes, Anna Spangler Nelson and Harold C. Stowe; (iv) the Retirement Benefits Committee, whose current members are John R. Belk, Edwin B. Borden, Jr., John W. Copeland, Roddey Dowd, Sr. and James E. S. Hynes; and (v) the Corporate Governance and Nominating Committee, whose current members are John R. Belk, Edwin B. Borden, Jr., John W. Copeland, James E. S. Hynes and Hugh L. McColl, Jr. Subject to limitations under North Carolina law, the Executive Committee may exercise all of the authority of the Board of Directors in the management of the Company. The Executive Committee did not meet during fiscal 2001. The Audit Committee recommends independent auditors for the Company and reviews its financial statements, audit reports, internal financial controls and internal audit procedures. The Audit Committee met three times during fiscal 2001. The Compensation Committee assesses the Company's overall compensation programs and philosophies. Among other things, it recommends to the Board of Directors for its approval the salaries and incentive compensation for executive officers. The Compensation Committee also approves the salaries and the incentive compensation for other holding company

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officers and reviews the compensation and incentive compensation for other key employees of the Company's subsidiaries. In addition, the Compensation Committee grants stock options to the employees of the Company and its subsidiaries pursuant to the Company's stock option plans and reports such actions to the Board of Directors. The Compensation Committee met once and acted once by unanimous written consent during fiscal 2001. See "REPORT OF THE COMPENSATION AND SPECIAL STOCK OPTION COMMITTEE." The Retirement Benefits Committee has the overall responsibility and authority for Company retirement plans. The Retirement Benefits Committee met once and acted once by unanimous written consent during fiscal 2001. During February 2001, the Company's existing Nominating Committee was renamed the Corporate Governance and Nominating Committee and its charter was revised to include, in addition to its function of reviewing, evaluating and recommending nominees for the Board of Directors, the function of monitoring and evaluating the performance of the directors on a continuing basis, individually and collectively. The Corporate Governance and Nominating Committee met once during fiscal 2001 and such meeting occurred prior to the modification of the committee's title and charter. The Company's Bylaws include provisions setting forth specific conditions under which persons may be nominated as directors of the Company at a meeting of shareholders. A copy of such provision is available upon request to: Ruddick Corporation, 301 South Tryon Street, Suite 1800, Charlotte, North Carolina 28202, Attention: Corporate Secretary.

BENEFICIAL OWNERSHIP OF COMPANY STOCK

           The following table presents information regarding the beneficial ownership of the Common Stock, within the meaning of applicable securities regulations, of all current directors of the Company and the executive officers named in the Summary Compensation Table included herein, and of such directors and all executive officers of the Company as a group, all as of October 31, 2001. Except as otherwise indicated, the persons named in the table have sole voting and investment power over the shares included in the table.

Name	Shares of Common Stock Beneficially Owned(1)	Percent of Class
John R. Belk	15,510 (2)	*
Edwin B. Borden, Jr.	29,000 (3)	*
John W. Copeland	54,706 (4)	*
Alan T. Dickson	3,630,150 (5)	7.6%
R. Stuart Dickson	2,794,138 (6)	5.8%
Thomas W. Dickson	252,535 (7)	*
Roddey Dowd, Sr.	24,471 (3)	*
James E. S. Hynes	57,780 (3)	*
Fred A. Jackson	80,368 (8)	*
Hugh L. McColl, Jr.	17,255 (3)	*
Frederick J. Morganthall, II	60,035 (9)	*
Anna Spangler Nelson	25,000 (10)	*
Harold C. Stowe	14,000 (11)	*
Isaiah Tidwell	12,000 (12)	*
John B. Woodlief	15,223 (13)	*
All directors and executive officers as a group (15 persons)	5,268,411 (14)	11.0%

___________

* Less than 1%

(1)        The table includes shares allocated under the ESOP to individual accounts of those named persons and group members who participate in the ESOP, the voting of which is directed by such named persons or group members, as appropriate. The table does not include any unallocated shares held by the ESOP, which are voted by T. Rowe Price Trust Company as directed by the fiduciary named under the ESOP. See Note 1 to "Principal Shareholders."

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(2)           Includes 14,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which Mr. Belk would have sole voting and investment power upon acquisition.

(3)            Includes 15,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which such director would have sole voting and investment power upon acquisition.

(4)              Includes 46,232 shares owned of record and beneficially by Mr. Copeland or a corporation of which he is sole shareholder, as to which he has sole voting and investment power; 3,220 shares owned by his adult children, as to which he has sole voting and investment power pursuant to a power of attorney; 1,254 shares held of record by the Ann F. Copeland and John W. Copeland Charitable Fund, Inc., as to which he has sole voting and investment power; and 4,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which Mr. Copeland would have sole voting and investment power upon acquisition.

 (5)        See Note 3 under "PRINCIPAL SHAREHOLDERS..

(6)        See Note 4 under "PRINCIPAL SHAREHOLDERS."

(7)        Includes 186,325 shares owned of record and beneficially by Mr. Dickson, as to which he has sole voting and investment power; 15,434 shares allocated to his ESOP account, as to which he has sole voting power, but no investment power except under limited circumstances; 10,676 shares held as custodian for his minor children, as to which he has sole voting and investment power; and 40,100 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within sixty days of October 31, 2001, as to which he would have sole voting and investment power upon acquisition.

(8)        Includes 31,778 shares owned of record by Mr. Jackson jointly with his spouse, as to which he shares voting and investment power; 17,490 shares allocated to his ESOP account, as to which he has sole voting power, but no investment power except under limited circumstances; and 31,100 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within sixty days of October 31, 2001, as to which he would have sole voting and investment power upon acquisition.

(9)        Includes 8,535 shares owned of record and beneficially by Mr. Morganthall, as to which he has sole voting and investment power; 7,700 shares allocated to his ESOP account, as to which he has sole voting power, but no investment power except under limited circumstances; and 43,800 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within sixty days of October 31, 2001, as to which he would have sole voting and investment power upon acquisition.

(10)        Includes 13,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which Ms. Nelson would have sole voting and investment power upon acquisition; and 12,000 shares owned by a corporation with respect to which she has shared voting and investment power and is deemed beneficial owner.

(11)        Includes 13,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which Mr. Stowe would have sole voting and investment power upon acquisition.

(12)        Represents 12,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which Mr. Tidwell would have sole voting and investment power upon acquisition.

(13)        Includes 15,000 shares that may be acquired by Mr. Woodlief upon the exercise of stock options that are currently exercisable or become exercisable within sixty days of October 31, 2001, as to which he would have sole voting and investment power upon acquisition; and 223 shares allocated to his ESOP account, as to which he has sole voting power, but not investment power except under limited circumstances.

(14)        Includes (i) 3,217,565 shares, including 246,000 that may be acquired upon the exercise of stock options that are currently exercisable or become exercisable within sixty days of October 31, 2001, as to which such persons have, or would have upon acquisition, sole voting and investment power; (ii) 1,813,760 shares as to which they have shared voting and investment power (certain of such securities are deemed beneficially owned by more than one of the listed directors and officers); (iii) 209,926 shares allocated to their respective ESOP accounts, as to which they have sole voting power, but no investment power except under limited circumstances; and (iv) 27,160 shares beneficially owned by a listed individual's spouse, as to which such persons disclaim beneficial ownership.

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REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The Company has affirmed to the New York Stock Exchange that the Board of Directors has determined that all members of the Audit Committee are "independent" as defined in the New York Stock Exchange Listed Company Manual.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee, among other things, is responsible for monitoring and overseeing these processes and recommending to the Board of Directors the Company's independent auditors.

     In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards).

     The Company's independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence.

     Based upon the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001.

Submitted by the Audit Committee

John R. Belk
Anna Spangler Nelson
Harold C. Stowe
Isaiah Tidwell

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EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table sets forth a summary of all compensation paid to or accrued for each person who was an executive officer of the Company at fiscal year-end, and for the chief executive officer of the Company during such fiscal year, in each case for services rendered in all capacities during the periods indicated:

Summary Compensation Table
					Long-Term Compensation
		Annual Compensation			Restricted Stock Award(s) $	Securities Underlying Options/ SARs (#)	LTIP Payouts $	All Other Compensation($)
Name and Principal Position	Fiscal Year	Salary $	Bonus $	Other Annual Compensation($)(1)
Alan T. Dickson Chairman of the Board and Director of the Company	2001 2000 1999	250,000 267,800 267,800	76,995 104,366 118,059		0 0 0	0 0 0		15,128 16,474 18,058	(4)
R. Stuart Dickson Chairman of the Executive Committee and Director of the Company	2001 2000 1999	250,000 267,800 267,800	76,995 104,366 118,059

					0 0 0	0 0 0		22,658 24,410 26,317	(5)
Thomas W. Dickson President and Director of the Company	2001 2000 1999	330,000 320,000 305,000	101,633 124,709 134,458		0 0 0	9,000 8,500 7,500		18,574 16,534 19,669	(6)
John B. Woodlief Vice President-- Finance of the Company(2)	2001 2000 1999	300,000 290,000 10,417	76,995 94,181 0		0 0 0	25,000 25,000 0		18,304 12,137 0	(7)
Fred A. Jackson President of American & Efird, Inc. (3)	2001 2000 1999	247,500 240,000 228,000	0 112,826 100,619		0 0 0	7,500 7,000 6,000		18,788 19,378 22,243	(8)
Frederick J. Morganthall, II President of Harris Teeter, Inc. (3)	2001 2000 1999	250,000 250,000 240,000	95,000 71,250 66,240		0 0 0	0 7,000 6,000		16,873 16,773 18,984	(9)
  ____________

(1) During fiscal 2001 the aggregate amount of perquisites and other personal benefits and other non-cash compensation not reported above for each named executive officer did not exceed the lesser of $50,000 or 10% of the total amount reported above as annual salary and bonus for such individual.

(2) Mr. Woodlief first became an executive officer of the Company upon his election as Vice President -- Finance of the Company, effective November 18, 1999.

(3) American & Efird, Inc. and Harris Teeter, Inc. are indirect wholly owned subsidiaries of the Company.

(4) Includes the value of certain premiums paid by the Company in fiscal 2001 under a split-dollar life insurance program in the amount of $9,529, and contributions by the Company for fiscal 2001 to certain defined contribution plans in the amount of $5,599.

(5) Includes the value of certain premiums paid by the Company in fiscal 2001 under a split-dollar life insurance program in the amount of $17,056, and contributions by the Company for fiscal 2001 to certain defined contribution plans in the amount of $5,602.

(6) Includes the value of certain premiums paid by the Company in fiscal 2001 under various split-dollar life insurance programs in the amount of $12,204, and contributions by the Company for fiscal 2001 to certain defined contribution plans in the amount of $6,370.

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(7) Includes the value of certain premiums paid by the Company in fiscal 2001 under a split-dollar life insurance program in the amount of $14,249 and contributions by the Company for fiscal 2001 to certain defined contribution plans in the amount of $4,055.

(8) Includes the value of certain premiums paid by the Company in fiscal 2001 under various split-dollar life insurance programs in the amount of $12,874, and contributions by the Company for fiscal 2001 to certain defined contribution plans in the amount of $5,914.

(9) Includes the value of certain premiums paid by the Company in fiscal 2001 under various split-dollar life insurance programs in the amount of $11,636, and contributions by the Company for fiscal 2001 to certain defined contribution plans in the amount of $5,237.

PENSION PLANS

     The Company provides certain retirement benefits for each of the executives included in the Summary Compensation Table pursuant to the Ruddick Supplemental Executive Retirement Plan (the "SERP"), the Ruddick Corporation Employees' Pension Plan (the "Pension Plan") and Social Security. The following table shows the estimated annual benefits generally payable at normal retirement to an executive who participates in the SERP and the Pension Plan, in specified average compensation and years of service classifications.

Pension Plan Table(1)
	Annual Benefit upon Retirement with Years of Service Indicated(2)

Final Average Earning		5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$125,000	. . . . . . . . .	$17,188	$34,375	$51,563	$68,750	$68,750	$68,750	$68,750
150,000	. . . . . . . . .	20,625	41,250	61,875	82,500	82,500	82,500	82,500
175,000	. . . . . . . . .	24,063	48,125	72,188	96,250	96,250	96,250	96,250
200,000	. . . . . . . . .	27,500	55,000	82,500	110,000	110,000	110,000	110,000
225,000	. . . . . . . . .	30,938	61,875	92,813	123,750	123,750	123,750	123,750
250,000	. . . . . . . . .	34,375	68,750	103,125	137,500	137,500	137,500	137,500
300,000	. . . . . . . . .	41,250	82,500	123,750	165,000	165,000	165,000	165,000
350,000	. . . . . . . . .	48,125	96,250	144,375	192,500	192,500	192,500	192,500
400,000	. . . . . . . . .	55,000	110,000	165,000	220,000	220,000	220,000	220,000
450,000	. . . . . . . . .	61,875	123,750	185,625	247,500	247,500	247,500	247,500
500,000	. . . . . . . . .	68,750	137,500	206,250	275,000	275,000	275,000	275,000

____________

(1)       The table sets forth the combined benefits payable under the SERP, the Pension Plan and Social Security.

(2)       The retirement benefits payable to Messrs. R. Stuart Dickson and Alan T. Dickson would be approximately 9% larger than the amounts shown in the table as a result of these participants being entitled to SERP benefits equal to 60% of their final average earnings as opposed to the 55% received by other participants and reflected in the table.

       "Final average earnings" is the average of the participant's highest annual compensation in any three of the participant's last ten years of employment by the Company or a participating subsidiary. The annual compensation considered in any given year to determine the "final average earnings" of a participant consists of amounts that typically would be included in the Salary and Bonus columns of the Summary Compensation Table. The table above describes annual benefits beginning at normal retirement, assuming payment in the form of a joint and 75% survivor annuity for SERP and Pension Plan amounts. For purposes of this table, "normal retirement" means retirement at age 60. A participant who retires prior to normal retirement and after attaining age 55 with 10 years of service will be entitled to reduced benefits, if payment of such benefits commences prior to age 60.

     Final average earnings for purposes of computing benefits, and age and estimated credited years of service as of the fiscal 2001 year-end, for each of the executive officers included in the Summary

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Compensation Table were as follows: $402,622, age 70 and 48 years for Alan T. Dickson; $402,622, age 72 and 49 years for R. Stuart Dickson; $437,150, age 46 and 21 years for Thomas W. Dickson; $330,306, age 51 and 24 years for Fred A. Jackson; $303,213, age 50 and 15 years for Frederick J. Morganthall, II; and $234,476, age 51 and 2 years for John B. Woodlief.

STOCK OPTION PLANS

        The following table sets forth information regarding options granted to the executive officers named in the Summary Compensation Table during fiscal 2001. No free-standing stock appreciation rights ("SARs") were granted to executive officers during such year.

Option/SAR Grants in Last Fiscal Year

                                                                                                                Individual Grants
                                   ---------------------------------------------------------------------------------------------

Name	Number of Securities Underlying Options/SARs Granted (#)(1)	Percent of Total Options/ SARs Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5% ($)	10% ($)
Thomas W. Dickson	7,136 1,864	2.0% .5%	$11.50 $11.50	11/15/07 11/15/10	$ 33,408 $ 13,481	$ 77,856 $ 34,163
John B. Woodlief	9,508 15,492	2.6% 4.3%	$11.50 $11.50	11/15/07 11/15/10	$ 44,513 $112,043	$103,735 $283,938
Fred A. Jackson	6,000 1,500	1.7% .4%	$11.50 $11.50	11/15/07 11/15/10	$ 28,090 $ 10,848	$ 65,461 $ 27,492

        __________________

(1)      Represents the number of shares covered by options granted to the named executives on November 15, 2000 pursuant to the Company's 1995 Plan. Such options have an exercise price equal to 100% of fair market value of such shares on the date of grant. All such options vest in aggregate at the rate of 20% per year over five years, based on the date of grant. Vesting of such options may be accelerated in certain circumstances involving a change in control of the Company. Furthermore, the number of shares subject to options will be appropriately adjusted in the event of a stock dividend or reclassification or in the event of certain mergers or consolidations involving the Company. Options expire if the employment of the optionee is terminated for any reason other than death, disability, retirement with the consent of the Company or termination without cause by the Company.

(2)     Based upon options to purchase 359,000 shares granted to all employees during fiscal 2001.

(3)     The amounts represent assumed rates of appreciation in the price of Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the actual future price of the Common Stock. The 5% rate of appreciation of the $11.50 exercise price over the seven and ten year option terms results in pro forma prices per share of $16.18 and $18.73, respectively. The 10% rate of appreciation of the $11.50 exercise price over the seven and ten year option terms results in pro forma prices per share of
$22.41 and $29.83, respectively. There is no representation that the rates of appreciation reflected in this table will be achieved.

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     The following table sets forth information regarding options exercised during fiscal 2001 by the executive officers named in the Summary Compensation Table and the value of each such executive officer's unexercised stock options held at fiscal year-end.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY/End(#) (Exercisable/ Unexercisable)	Value of Unexercised In- the-Money Options/SARs at FY-End($)(1) (Exercisable/ Unexercisable)
Thomas W. Dickson (2)	12,000	$ 10,875	30,500/29,500	$46,350/$34,200
John B. Woodlief	-	-	5,000/45,000	0/$95,000
Fred A. Jackson	-	-	22,600/23,100	$30,840/$33,120
Frederick J. Morganthall, II	-	-	34,000/23,000	$35,520/$1,155

__________

(1)  Based on the closing price of the Company's Common Stock on the New York Stock Exchange on September 28, 2001 of $15.30.

(2)  Mr. Dickson exercised options to purchase 12,000 shares of the Company's Common Stock at a price of $11.34375 per share on November 17, 2000. In calculating the value realized, the Company utilized the average of the high and low sale price for the Company's Common Stock on November 17, 2000, which was $12.25.

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REPORT OF THE COMPENSATION AND
SPECIAL STOCK OPTION COMMITTEE

     The Compensation and Special Stock Option Committee of the Board of Directors is responsible for setting the remuneration levels for executives of the Company and for overseeing the Company's various executive compensation plans and the overall management compensation program. Periodically, the Compensation Committee obtains independent and impartial advice from external compensation consulting firms in executing its responsibilities. The Compensation Committee, currently composed of the four outside directors listed at the conclusion of this report, met one time and acted once by unanimous written consent during fiscal 2001.

General Executive Compensation Philosophy

      A primary objective of the Company's executive compensation program is to enhance the shareholder value in the Company. To help achieve this objective, the Company's executive compensation program is designed both to attract and retain the most qualified executives by creating competitive compensation packages and to motivate the Company's executives to produce strong financial performance by tying corporate and individual performance to compensation levels. The Company's executive compensation package consists generally of annual base salary and incentive compensation, as well as stock options.

       Annual Compensation. The Company's annual compensation for its executives consists of base salary and incentive compensation. As a starting point for determining the total annual compensation levels for executives, the Compensation Committee considers the annual compensation packages of companies that the Company considers to be its competitors. These competitor companies typically consist of (i) companies that operate in the specific industries in which the Company's subsidiaries operate, (ii) regional companies that are comparable in size to the Company, and (iii) other companies (including companies for which the Company's directors serve as directors) with which the Company believes it competes for its top executives. Such competitor companies include some, but not all, of the companies in the Standard & Poor's ("S&P") Retail Stores - Food Chains Index and the S&P Textile - Apparel Manufacturer Index used in preparing the graph included herein. In addition, these competitor companies may include companies that are not included in any of the indices represented in such graph.

        The total annual compensation levels of the respective executives are also designed to reflect the varying duties and responsibilities of each executive's position with the Company or a subsidiary, as appropriate, with consideration given to the relative size and complexity of each business unit, as well as the unit's relative contribution to the consolidated financial condition and results of operation of the Company. As a general rule, the total annual compensation of executives employed by the holding company is somewhat higher than the salaries of the other executives, primarily due to the higher responsibilities of the holding company executives for the Company's total performance.

         Base salary typically is determined by the Compensation Committee within base salary ranges determined as described above. Annual incentive compensation is provided through a bonus plan that the Company maintains for certain salaried personnel. The bonus plan directly links incentive pay to achievement of predetermined, objective performance goals. If the Company or a subsidiary, as applicable, achieves the predetermined minimum goals, executives are paid a predetermined percentage of base compensation as incentive pay. The percentage of base compensation payable as incentive compensation increases proportionally until a maximum performance goal, also predetermined, is achieved with respect to the applicable measure of performance.

      Generally, the total annual compensation paid to the Company's executives is equal to or lower than the median of the range of total annual compensation provided by the competitor companies, for both the Chief Executive Officer and the remaining executive officers.

      Long-Term Incentive Compensation. The Company provides long-term incentive compensation to its executives through the grant of options pursuant to its stock option plans. The Compensation Committee believes that one important goal of the executive compensation program should be to provide executives - who have significant responsibility for the management, growth and future success of the

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Company - with an opportunity to increase their ownership and potentially to gain financially from the Company's stock price increases. Options generally are granted at the prevailing market value of the Company's Common Stock and will only have value if the Company's stock price increases. This approach ensures that the best interests of the stockholders and executives will be closely aligned and will provide incentive for executives to enhance the long-term financial performance of, and therefore shareholder value in, the Company.

     The Compensation Committee administers the Company's various stock option plans, including the determination of the employees to whom options are granted, the terms on which such options are granted and the number of shares subject to such options. In general, criteria to determine which key employees are eligible to participate in the stock option plans include the duties of the respective employees, their present and potential contributions to the success of the Company or its subsidiaries and the anticipated number of years of effective service remaining.

     During fiscal 2001, the Compensation Committee granted options to a number of employees, including certain executives, based primarily on criteria such as length of employment with the Company or its subsidiaries, new employment and promotions. The Compensation Committee also considers the number of options previously granted to employees when it determines new option grants.

      Other Compensation. In addition to the above forms of compensation, the Company also maintains a split dollar life insurance program for its executive officers and certain other key employees of the Company or its subsidiaries. The Company maintains the SERP, in which executives participate at the discretion of the SERP administrative committee, whose members are the same as the Compensation Committee. The Company also maintains the Pension Plan, the ESOP and the Ruddick Savings Plan in which executives and other employees are entitled to participate upon satisfaction of the eligibility requirements set forth in the respective plans.

Compensation for Thomas W. Dickson

     The general philosophy and policies of the Compensation Committee described above are equally applicable to the compensation recommendations made with respect to Thomas W. Dickson, the President of the Company.

     The overall level of annual compensation in fiscal 2001 for Mr. Dickson generally was determined based on the process described above in "Annual Compensation." The increase in the base salary paid to Mr. Dickson in fiscal 2001 reflects primarily the Compensation Committee's evaluation of his achievement of personal performance objectives and corporate operating results during fiscal 2000.

     Fiscal 2001 annual incentive compensation under the bonus plan for Mr. Dickson was determined based on return on beginning shareholders' equity. Pursuant to this formula, if a predetermined minimum return is achieved in a given year, Mr. Dickson is entitled to incentive compensation equal to 30% of his base compensation. The percentage of base compensation payable as incentive compensation increases proportionally until a predetermined maximum return is achieved, where a maximum of 120% of his base compensation will be paid as incentive compensation. During the 2001 fiscal year, Mr. Dickson received incentive compensation equal to 31% of his base pay. His incentive compensation for fiscal 2000 was 39% of his fiscal 2000 base pay.

Submitted by the Compensation and Special Stock Option Committee

Edwin B. Borden, Jr.
James E. S. Hynes
Anna Spangler Nelson
Harold C. Stowe

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COMPARISON OF TOTAL CUMULATIVE SHAREHOLDER RETURN
FOR FIVE-YEAR PERIOD ENDING SEPTEMBER 30, 2001

       The following graph presents a comparison of the yearly percentage change in the Company's cumulative total shareholders' return on the Company's Common Stock with the (i) Standard & Poor's 500 Index, (ii) Standard & Poor's Midcap 400 Index, (iii) Standard & Poor's Retail -- Food Chains Index, and (iv) Standard & Poor's Textile -- Apparel Index for the five-year period ended September 30, 2001.

Comparison of Five-Year Cumulative Total Return*
Among Ruddick Corporation and Certain Indices**

[Graph Appears Here]

Measurement Period	Ruddick Corp.	S&P 500	S&P Midcap	S&P Retail Food Chain	S&P Textile Apparel
9/30/96	100.00	100.00	100.00	100.00	100.00
9/30/97	119.78	140.45	139.11	107.10	108.57
9/30/98	128.46	153.15	130.33	161.24	73.68
9/30/99	122.09	195.74	163.56	128.43	59.39
9/30/00	109.67	221.74	234.24	116.57	59.30
9/30/01	124.04	162.71	209.60	122.36	65.35

* $100 invested on 09/30/96 in stock or index -- including reinvestment of dividends.

** The Company utilizes two indices, rather than a single index, for its peer group comparison: Standard & Poor's Retail -- Food Chains Index and Standard & Poor's Textile - Apparel Index. The Company believes that the separate presentation of these indices more accurately corresponds to the Company's primary lines of business.

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SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     It is the practice of the Board of Directors to select independent public accountants for the Company for the current fiscal year at the annual meeting of the Board of Directors, which normally follows the Annual Meeting. A representative of Arthur Andersen LLP, the Company's principal accountants for the fiscal year ended September 30, 2001, is expected to attend the Annual Meeting and will have an opportunity to make a statement, if he wishes to do so, and to respond to questions from shareholders.

     The fees billed by Arthur Andersen LLP for services rendered to the Company for fiscal 2001 were as follows:

Audit Fees	$182,500
Financial Information Systems Design and Implementation Fees	$0
All Other Fees (1)	$1,114,000

(1) Consists of consulting work, tax compliance and advisory services, and audits of employee benefits plans.

       The Audit Committee has considered whether the provision of the services under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees," above is compatible with maintaining Arthur Andersen LLP's independence.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     Section 16 of the Exchange Act requires the Company's directors and executive officers to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Company's equity securities and to provide copies of such reports to the Company. To the Company's knowledge, based solely on a review of such copies or written representations relating thereto, insiders of the Company complied with all filing requirements.

SHAREHOLDER PROPOSALS

     The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company's proxy statement for its 2003 annual meeting of shareholders is August 29, 2002. Any shareholder proposal to be submitted at the 2003 annual meeting of shareholders (but not required to be included in the Company's proxy statement), including nominations for election to the Board of Directors, must also comply with Article III, Section 12 of the Company's Bylaws, which requires that a shareholder give written notice to the Company not later than the 45th day prior to the first anniversary of the date the Company first mailed its proxy materials for the preceding year's annual meeting of shareholders. Shareholder proposals submitted at the 2003 annual meeting of shareholders (but not required to be included in the Company's proxy statement) will not be considered timely unless the notice required by the Bylaws is delivered to the Secretary of the Company not later than November 11, 2002.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

     The Securities and Exchange Commission recently approved a new rule concerning the delivery of annual reports and proxy statements. It permits registrants to send a single set of these reports to any household at which two or more shareholders reside if the registrant believes they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces the expense to the registrant. The Company has not implemented these householding rules with respect to its record holders; however, a limited number of brokerage firms have instituted householding which may impact certain beneficial owners of Company Common Stock. If your family has multiple accounts by which you hold Company Common Stock, you may have received householding notification from your


broker earlier this year. Please contact your broker directly if you have any questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household, and thereby receive multiple reports. Those options are available to you at any time.

ANNUAL REPORT

     The Annual Report of the Company for the year ended September 30, 2001, including financial statements, accompanies this Proxy Statement.

OTHER MATTERS

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. However, if other matters are properly presented at the Annual Meeting, it is the intention of the proxy holders named in the accompanying form of proxy to vote the proxies in accordance with their best judgment.

                                                                                       By order of the Board of Directors

                                                                                       DOUGLAS J. YACENDA
                                                                                       Secretary
December 26, 2001

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                                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

RUDDICK CORPORATION

ANNUAL MEETING, FEBRUARY 21, 2002

KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of Ruddick Corporation, a North Carolina corporation, hereby constitutes and appoints Alan T. Dickson, R. Stuart Dickson and Roddey Dowd, Sr., and each of them, attorneys and proxies, with full power of substitution, to act for and on behalf of the undersigned to vote all shares of Ruddick Corporation Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held in the Auditorium, 12th Floor, Two Wachovia Center (formerly Two First Union Center), 301 S. Tryon Street, Charlotte, North Carolina on Thursday, February 21, 2002, at 10:00 A.M., E.S.T. and any adjournment or adjournments thereof, as set forth on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE AND THIS PROXY CARD IS SIGNED AND RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING.

This proxy card, when signed and returned, will also constitute voting instructions to T. Rowe Price Trust Company to vote or cause to be voted the shares held by T. Rowe Price Trust Company for the account of the undersigned in the Ruddick Employee Stock Ownership Plan. If this proxy card is not returned, or is returned unsigned, the shares will not be voted.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated December 26, 2001, and the Proxy Statement furnished therewith.

PLEASE VOTE, DATE AND SIGN ON REVERSE, AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

HAS YOUR ADDRESS CHANGED?                        DO YOU HAVE ANY COMMENTS?

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[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

RUDDICK CORPORATION

Mark box at right if an address change or comment has been noted on the reverse side of this card. [ ]

RECORD DATE SHARES:

Please be sure to sign and
date this Proxy.                                                                                         Date

----------------------------------------------                    -----------------------------------------------------

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Shareholder sign here                                                                     Co-owner sign here

1. Election of the following four nominees as Directors listed below for three-year terms.

            Edwin B. Borden, Jr.         R. Stuart Dickson         Hugh L. McColl, Jr.         Isaiah Tidwell

                        For All Nominees                         Withhold                             For All Except
                                [ ]                                                [ ]                                            [ ]

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s). 2. The proxies are authorized to act upon any other business which may properly be brought before said meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) on the stock certificate, as printed on this proxy card. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation or a partnership, this signature should be that of an authorized officer or partner who should state his or her title.

DETACH CARD                                                                                                             DETACH CARD